Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Record Revenues and Orders

in Third-Quarter Fiscal 2011

New Products Drive Record Oscilloscope Orders;

Revenues of $46.5 Million Increased 38% Year Over Year;

Company Reports Non-GAAP Gross Margins of 61.6%

CHESTNUT RIDGE, NY, APRIL 27, 2011 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal third quarter ended April 2, 2011.

The highlights of the Company’s year-over-year (“YOY”) financial performance for the third quarter of fiscal 2011 are as follows:

(In millions, except per share data, percentages and bps)	Q3 FY11 GAAP	Q3 FY10 GAAP	Q3 FY11 non-GAAP*	Q3 FY10 non-GAAP*	YOY Change non-GAAP*
Revenue	$46.5	$33.6	$46.5	$33.6	38%
Gross Margin	61.2%	59.8%	61.6%	60.0%	160	bps
Operating Income	$1.5	$1.0	$7.2	$2.9	149%
Operating Margin	3.3%	2.9%	15.6%	8.7%	690	bps
Net Income	$0.5	$0.3	$5.4	$1.9	179%
Net Income Per Diluted Share	$0.03	$0.03	$0.32	$0.15	113%

*	A presentation of, and a reconciliation of, non-GAAP financial measures with the most directly comparable GAAP measures, if different, can be found in the financial tables below.

Comments on the Quarter

“LeCroy’s momentum continued into the third quarter of fiscal 2011 as we reported our second consecutive quarter of record revenues, orders and non-GAAP operating income,” said President and Chief Executive Officer Tom Reslewic. “Revenues of $46.5 million grew by 3% from the seasonally-strong second fiscal quarter, making this our eighth consecutive quarter of sequential revenue growth. On the bottom line, we grew non-GAAP EPS 113% year-over-year to $0.32 primarily as a result of the strong operating leverage in our business.”

“Non-GAAP gross margins for the quarter increased 160 basis points to 61.6%,” added Reslewic. “This is especially impressive given the number of new products we launched during the quarter, which creates a temporary increase in cost of goods sold. We launched a mid-range oscilloscope, the WaveRunner 6 Zi, which surpassed industry benchmarks for performance and price and is rapidly gaining traction in the market. On the high end, we launched the WaveMaster 845 Zi, the world’s highest bandwidth oscilloscope that received top honors at DesignCon 2011. We also began producing demo units for LabMaster 9 Zi-A Multi-channel Oscilloscope System, the industry’s highest bandwidth multi-channel oscilloscope system, in preparation for its launch in the current quarter.”

GAAP operating income for the third quarter of 2011 includes a $5.7 million non-cash share-based compensation charge of which $5.4 million is attributable to stock appreciation rights (“SARs”). Accounting for SARs requires the recording of an expense or income to the consolidated statements of operations depending on whether the Company’s stock price increased or decreased, respectively. Because of the continued rise in LeCroy’s stock price during the third quarter of fiscal 2011, the Company recorded a significant, primarily non-cash, mark-to-market share-based compensation expense for the SARs.

Outlook and Guidance

“Our new products continue to be extremely well received by the market and we believe the demand environment will continue to remain solid for the foreseeable future,” said Reslewic. “LeCroy is well-prepared to capitalize on that demand with a strong pipeline of industry-leading products that will be introduced in the coming quarters. Going forward, our goal is to build on our strong momentum to explore and pursue opportunities for continued solid growth. We expect fiscal 2011 will close as a record year in the Company’s history.”

“For the fourth quarter of fiscal 2011, we currently expect to report revenues of approximately $47 million and non-GAAP operating margin of approximately 16%,” concluded Reslewic.

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Wednesday, April 27, 2011 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investors” section of LeCroy’s website at www.lecroy.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for approximately one year.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Basis of Presentation

The Company’s fiscal years end on the Saturday closest to June 30, resulting in an additional week of results every five or six years. The fiscal year ended July 3, 2010 represented a 53-week period, while the fiscal year ending July 2, 2011 will represent a 52-week period. Therefore, the first three quarters of fiscal 2011 was a 39-week period compared with a 40-week period for the first three quarters of fiscal 2010.

The consolidated balance sheet as of July 3, 2010 reflects a correction of approximately $0.9 million to properly classify the deferred tax asset related to the Company’s stock appreciation rights (“SARs”). The Company’s SARs are liability classified awards and are reflected on the consolidated balance sheet as current liabilities. Therefore, the deferred tax asset associated with these awards, which was previously classified as non-current as of July 3, 2010, has been reclassified from Other non-current assets to Other current assets to follow the current classification of the underlying award.

Safe Harbor

This release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: LeCroy’s expectation that its new products will continue to be extremely well received by the market and the belief that the demand environment will continue to remain solid for the foreseeable future; LeCroy being well-prepared to capitalize on that demand with a strong pipeline of industry-leading products that will be introduced in the coming quarters; the goal to build on LeCroy’s strong momentum and to explore and pursue opportunities for continued solid growth; and LeCroy’s expectation that fiscal 2011 will close as a record year in the Company’s history; and LeCroy’s anticipation to report revenue of approximately $47 million, and non-GAAP operating margin of approximately 16% for the fourth quarter of fiscal 2011.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events such as the earthquake and tsunami in Japan and other collateral events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase its convertible debt; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2011, which the Company expects to file in May 2011.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

The non-GAAP results are a supplement to the financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain non-cash charges. The Company excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

We define non-GAAP gross profit as gross profit as reported under GAAP plus non-cash charges for share-based compensation costs included in cost of revenues. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating income reported under GAAP plus primarily non-cash charges for share-based compensation costs and business realignment charges. A portion of our stock-based compensation expense was the result of SAR exercises for cash. Non-GAAP operating income is not a substitute for GAAP operating income.

GAAP net income for the three quarters ended April 2, 2011 includes an approximate $0.5 million loss on the extinguishment of convertible notes. Accounting for the extinguishment of convertible notes requires the application of derecognition guidance where upon repurchase, the fair value of the liability component immediately prior to extinguishment is measured first and the difference between the fair value of the aggregate consideration paid and the fair value of the liability component is attributed to the reacquisition of the equity component. The derecognition guidance results in a loss or gain in the consolidated statement of operations that differs from the cash loss or gain, which is measured as the difference between the cash paid and the principal amount repurchased. The after-tax impact resulting from the difference between the cash loss and the accounting loss is approximately $0.2 million.

We define non-GAAP net income as net income (loss) reported under GAAP plus primarily non-cash charges for share-based compensation costs, business realignment charges, non-cash amortization of debt discount and non-cash loss on extinguishment of convertible notes, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 38% and 28% on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2010 and 2011 years, respectively. Non-GAAP net income is not a substitute for GAAP net income (loss).

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net income (loss) per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of, our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data. By definition, non-GAAP measures do not give a full understanding of LeCroy; therefore, to be truly valuable, they must be used in conjunction with the GAAP measures. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
In thousands, except per share data	April 2, 2011 (13 weeks)	April 3, 2010 (13 weeks)	April 2, 2011 (39 weeks)	April 3, 2010 (40 weeks)

Revenues:
Test and measurement products	$43,699	$31,150	$122,056	$85,341
Service and other	2,762	2,433	8,527	7,241

Total revenues	46,461	33,583	130,583	92,582

Cost of revenues:
Share-based compensation	194	75	456	191
Other costs of revenues	17,825	13,427	50,656	38,465

	18,019	13,502	51,112	38,656

Gross profit	28,442	20,081	79,471	53,926

Operating expenses:
Selling, general and administrative:
Share-based compensation	4,746	1,338	12,300	2,695
Other selling, general and administrative expenses	12,742	10,551	36,275	28,264

	17,488	11,889	48,575	30,959

Research and development:
Share-based compensation	772	347	2,073	849
Other research and development expenses	8,655	6,885	25,386	19,341

	9,427	7,232	27,459	20,190

Total operating expenses	26,915	19,121	76,034	51,149

Operating income	1,527	960	3,437	2,777

Other income (expense):
Gain (loss) on extinguishment of convertible debt, net of issue cost write-off	—	150	(532)	761
Interest income	12	2	35	31
Interest expense	(489)	(780)	(1,901)	(2,423)
Amortization of debt discount on convertible notes	(441)	(543)	(1,513)	(1,753)
Other, net	(23)	109	(641)	(161)

Other expense, net	(941)	(1,062)	(4,552)	(3,545)

Income (loss) before income taxes	586	(102)	(1,115)	(768)
Provision (benefit) for income taxes	92	(432)	(645)	(335)

Net income (loss)	$494	$330	$(470)	$(433)

Net income (loss) per common share
Basic	$0.03	$0.03	$(0.03)	$(0.03)
Diluted	$0.03	$0.03	$(0.03)	$(0.03)

Weighted average number of common shares:
Basic	16,064	12,476	14,436	12,373
Diluted	16,906	12,678	14,436	12,373

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In thousands	April 2, 2011	July 3, 2010 *

ASSETS

Current assets:
Cash and cash equivalents	$7,888	$7,822
Accounts receivable, net	29,474	26,840
Inventories, net	45,173	30,308
Other current assets	13,575	9,654

Total current assets	96,110	74,624

Property and equipment, net	24,126	20,806
Intangible assets, net	539	409
Other non-current assets	5,776	6,815

TOTAL ASSETS	$126,551	$102,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,279	$13,649
Accrued expenses and other current liabilities	25,937	12,327
Convertible notes, net of unamortized discount of $986 and $0 respectively	28,664	—

	74,880	25,976

Long-term bank debt	—	17,000
Convertible notes, net of unamortized discount of $0 and $3,044 respectively	—	36,606
Deferred revenue and other non-current liabilities	3,552	3,296

Total liabilities	78,432	82,878

Stockholders’ equity	48,119	19,776

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$126,551	$102,654

*	Certain reclassifications have been made to conform to the current year presentation.

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
In thousands	April 2, 2011 (13 weeks)	April 3, 2010 (13 weeks)	April 2, 2011 (39 weeks)	April 3, 2010 (40 weeks)

GAAP gross profit, as reported	$28,442	$20,081	$79,471	$53,926
Share-based compensation	194	75	456	191

Non GAAP gross profit	$28,636	$20,156	$79,927	$54,117

	Quarter Ended		Three Quarters Ended
In thousands	April 2, 2011 (13 weeks)	April 3, 2010 (13 weeks)	April 2, 2011 (39 weeks)	April 3, 2010 (40 weeks)

GAAP operating income, as reported	$1,527	$960	$3,437	$2,777

Share-based compensation	5,712	1,760	14,829	3,735
Business realignment charges	7	192	56	321

Non GAAP operating income	$7,246	$2,912	$18,322	$6,833

	Quarter Ended		Three Quarters Ended
In thousands	April 2, 2011 (13 weeks)	April 3, 2010 (13 weeks)	April 2, 2011 (39 weeks)	April 3, 2010 (40 weeks)

GAAP net income (loss), as reported	$494	$330	$(470)	$(433)

After-tax effect of Non GAAP adjustments:
Share-based compensation	4,493	1,174	10,975	2,727
Business realignment charges	3	121	38	207
Non-cash amortization of debt discount on convertible notes	360	293	1,111	1,103
Non-cash loss on extinguishment of convertible notes	—	—	201	—

Non GAAP net income	$5,350	$1,918	$11,855	$3,604

	Quarter Ended		Three Quarters Ended
In thousands, except per share data	April 2, 2011 (13 weeks)	April 3, 2010 (13 weeks)	April 2, 2011 (39 weeks)	April 3, 2010 (40 weeks)

Net income (loss) per common share
Diluted, as reported	$0.03	$0.03	$(0.03)	$(0.03)
Diluted, non GAAP	$0.32	$0.15	$0.79	$0.29

Weighted average number of common shares:
Diluted, as reported	16,906	12,678	14,436	12,373
Diluted, non GAAP	16,906	12,678	15,043	12,572